Exhibit 23(d)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Globe Specialty Metals, Inc.
One Penn Plaza 250 West 34th Street, Suite 2514
New York, NY 10119
BDO Trevisan was the independent auditor of Camargo Corrêa Metais S.A. for the three years ended December 31, 2006, 2005 and 2004. In this context, we understand that Globe Specialty Metals, Inc. is filing a Form S-8 with the Securities and Exchange Commission, which will include the above financial statements.
Pursuant to Item 601(b)(23) of Regulation S-K, this letter will serve as our consent for Globe Specialty Metals, Inc. to file with the Form S-8 and incorporated by reference to its Form S-1/A, our dual-date report dated March 30, 2007 and June 11, 2008 for the three years ended December 31, 2006, 2005 and 2004 and to the reference of BDO Trevisan Auditores Independentes.
/s/ BDO Trevisan Auditores Independentes
BDO Trevisan Auditores Independentes
São Paulo, SP — Brazil
October 8, 2009